PCMT CORPORATION
4 Nafcha Street
Jerusalem, Israel 95508
(972) 500-1128

November 14, 2007

Strictly Confidential

Mr. Shabtai Shoval
Chief Executive Officer
Suspect Detection Systems Ltd.
31 Habarzel Street
Tel Aviv Israel

Re:	Letter of Intent between PCMT Corporation and Suspect Detection Systems Ltd.

Dear Sir/Madam:

This letter hereby sets forth the non-binding intent with respect to the proposed acquisition by the undersigned, PCMT Corporation, a Delaware corporation (“PCMT”), of all of the issued and outstanding capital stock of Suspect Detection Systems Ltd., an Israeli corporation (“SDS”), in consideration for no less than 28,600,000 shares of common stock of PCMT, representing no less than 31% of the issued and outstanding share capital of PCMT subjected to the federal trading rules of the USA.

The proposed terms of the Transaction are as follows:

1.    Definitive Agreement. Consummation of the Transaction as contemplated hereby will be subject to the negotiation and execution of a mutually satisfactory definitive share exchange agreement or merger agreement (the “Definitive Agreement”), setting forth the specific terms and conditions of the Transaction. The execution of the Definitive Agreement by both parties is subject to approval by the Board of Directors, approval by all the shareholders of SDS, and the completion by PCMT of a satisfactory review of the legal, financial and business condition and prospects of SDS. The parties will use their reasonable best efforts to negotiate in good faith the Definitive Agreement, which will contain, among other standard terms and conditions, the following provisions:

(a)
In consideration for the transfer of all of the issued and outstanding shares of SDS to PCMT, PCMT will issue no less than 28,600,000 PCMT shares to SDS shareholders, which amount will constitute no less than 31% of the issued and outstanding shares of common stock of PCMT.

(b)	The closing of the Transaction shall take place after PCMT has raised a minimum of $500,000 as contemplated by its $1,440,000 offering as approved by the board of directors of PCMT. If there is a Closing of the Transaction, the proceeds from the offering will be coordinated between the Company and Mr. Shabtai Shoval.

(c)
Any necessary third-party consents shall be obtained prior to Closing Date, including but not limited to any consents required to be obtained from PCMT’s and SDS’s respective lenders, creditors, vendors and lessors.

(d)
PCMT shall be reasonably satisfied with the accounting treatment of the Transaction for accounting and financial statement purposes, including without limitation the receipt of audited financial statements of SDS in accordance with applicable rules to the Securities and Exchange Commission.

2.    Conduct of Business. Prior to the execution of a Definitive Agreement and the closing of the Transaction, SDS will conduct its operations in the ordinary course consistent with past practice and will not issue any capital stock, warrants, options or other rights or commitments of any character to subscribe for purchase from SDS, or obligating SDS to issue, any shares of any class of the capital stock of SDS or any securities convertible into or exchangeable for such shares, in each case, other than as required under the Definitive Agreement nor will SDS make any distributions, dividends or other payments to any affiliate or shareholders.

3.    Public Announcements. Neither party will make any public disclosure concerning the matters set forth in this letter of intent or the negotiation of the proposed Transaction without the prior written consent of the other party, which consent shall not be unreasonably withheld. If and when either party desires to make such public disclosure, after receiving such prior written consent, the disclosing party will give the other party an opportunity to review and comment on any such disclosure in advance of public release. Notwithstanding the above, to the extent that either party is advised by counsel that disclosure of the matters set forth in this letter of intent is required by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction or is otherwise required by or in accordance with the law, then such disclosing party will provide the other party, if reasonably possible under the circumstances, prior notice of such disclosure as well as an opportunity to review and comment on such disclosure in advance of the public release.

4.    Confidentiality Agreement. Except as required by applicable law or for the purpose of enhancing this Letter of Intent and the Transaction , neither party shall disclose nor permit its directors, representatives, officers, employees and advisors, including accountants and legal advisors, who receive transaction information to discuss the terms of this letter of intent.

5.    Exclusivity. In consideration hereof and the mutual covenants and agreements contained herein, this letter of intent until the earlier of the closing of the Transaction or termination of this letter of intent in accordance with its terms, SDS, its officers, directors, employees, shareholders and other representatives will not, and will not permit any of their respective affiliates to, directly or indirectly, solicit, discuss, accept, approve, respond to or encourage (including by way of furnishing information) any inquiries or proposals relating to, or engage in any negotiations with any third party with respect to any transaction similar to the Transaction or any transaction involving the transfer of the controlling interest in the assets or capital stock of SDS, including, but not limited to, a merger, acquisition, strategic investment or similar transaction (“Acquisition Proposal”). SDS and its officers or their respective affiliates will immediately notify PCMT in writing of the receipt of any third party inquiry or proposal relating to an Acquisition Proposal and will provide PCMT with copies of any such notice inquiry or proposal. Notwithstanding the foregoing, nothing in this Section 5 will be construed as prohibiting the board of directors of SDS from (a) making any disclosure required by applicable law including to its shareholders; or (b) responding to any unsolicited proposal or inquiry to SDS (other than an Acquisition Proposal by a third party) by advising the person making such proposal or inquiry of the terms of this Section 5.

6.    Termination. This letter of intent may be terminated (a) by mutual written consent of the parties hereto, (b) by either party (i) after 5:00 p.m. Eastern standard time on _______ __, 2007 if a Definitive Agreement is not executed and delivered by the parties prior to such time, (ii) if the Transaction is enjoined by a court or any governmental body (including if consummation of the Transaction is enjoined pending approval by the shareholders of PCMT), (c) by PCMT, if PCMT, in its sole and absolute discretion, is not satisfied with the results of negotiations for the Transaction prior to the execution and delivery of the Definitive Agreement.

7.    No Brokers. Each party represents and warrants to the other that there are no brokers or finders entitled to any compensation with respect to the execution of this letter of intent, and each agrees to indemnify and hold the other harmless from and against any expenses or damages incurred as a result of a breach of this representation and warranty.

8.    Expenses. Each of the parties will be responsible for its own expenses in connection with the Transaction, including fees and expenses of legal, accounting and financial advisors. Not withstanding the above, PCMT shall participate and pay SDS up to the following amounts upon itemized invoices with respect thereto: (a) up to US$20,000 accountant's fee for obtaining the Israel Tax Authority approval (satisfactory to SDS) regarding the Transaction; and (b) up to US$15,000 legal fees.

9.    Choice of Law. This letter of intent shall be governed by and construed in accordance with the internal substantive laws of the State of New York.

10.    Compliance with the Securities Laws. SDS acknowledges that it and its officers, directors, shareholders and employees and other representatives may, in connection with their consideration of the proposed Transaction, come into possession of material non-public information about PCMT. Accordingly, SDS will use reasonable efforts to ensure that none of its officers, directors, shareholders and employees or other representatives will trade (or cause or encourage any third party to trade) in any of the securities which they will receive as a result of the Transaction while in possession of any such material, non-public information.

11.    Counterparts. This letter of intent may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Fax copies of signatures shall be treated as originals for all purposes.

12.    Effect. It is understood that this letter of intent is not an offer or a contract but is only a letter of intent, notwithstanding anything contained herein or otherwise to the contrary, and no binding commitment of any nature whatsoever shall be implied by virtue hereof, except for the provisions set forth in Sections 2 through 12 hereof. Except as stated in the immediately preceding sentence, (i) no binding agreement shall exist unless and until the Definitive Agreement has been executed and delivered by the parties, and then only as and to the extent stated therein, and (ii) the termination of this Letter of Intent and/or the negotiations for the proposed transaction prior to the execution and delivery of the Definitive Agreement for whatever reason shall not result in any obligation or liability of any party to the other. In addition, neither party shall have any obligation to continue discussions or negotiations if it determines that the Transaction is not in its best interests. Accordingly, each party may, in its sole discretion, abandon or terminate these discussions or any negotiations at any time or for any reason, without liability to itself for costs or expenses of any sort incurred by the other party in pursuing the transactions contemplated hereby. Further, this letter of intent does not bind any party to consummate any transaction, either on the terms outlined herein or on any other terms. This letter of intent, together with the Letter Agreement dated October 18, 2007, by and between the parties, shall constitute the entire agreement by and among the parties to date with respect to the subject matter hereof and, collectively, supersedes any and all prior agreements and understandings, oral or written, with respect to such matters (if exist) which are hereby cancelled and null and void. Any change or amendment to this Letter of Intent shall be done in writing, executed by both parties otherwise it shall have no effect.

Very truly yours, PCMT CORPORATION By:/s/ Nachman Shlomo Kohen Name: Nachman Shlomo Kohen Title: President

Agreed and Accepted:

SUSPECT DETECTION SYSTEMS LTD.

By: /s/ Shabtai Shoval
Name: Shabtai Shoval
Title: Chief Executive Officer